EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Connect Biopharm LLC (the “Company”) and its affiliates (the “Company Group”), and David Szekeres (“Executive”), and shall be effective as of June 12, 2024 (the “Effective Date”).
WHEREAS, the Company desires to employ Executive, and Executive desires to commence employment with the Company, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following meanings:

        (a)    “Cause” means any of the following:
(i)     Executive’s material unauthorized use or disclosure of “Proprietary Information,” as defined in the Proprietary Information and Inventions Agreement (as defined below) of the Company Group or its affiliates or any material breach of a written agreement between Executive and any member of the Company Group or any affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement executed by Executive;
(ii)     Executive’s conviction by a court of competent jurisdiction of, or Executive pleading “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;
(iii)     Executive’s gross negligence or willful misconduct or Executive’s willful or repeated failure or refusal to substantially perform assigned duties;
(iv)    the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive, that causes material harm to the Company Group or any successor or affiliate thereof; or
(v)     Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for thirty (30) days following Executive’s receipt of written notice from the Parent Board stating with specificity the nature of such failure, refusal or neglect;
provided, however, that prior to the determination that “Cause” under clauses (i), (iii), or (v) of this Section 1(a) has occurred, the Company shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) afford Executive a reasonable opportunity to remedy any such breach (if it is capable of being cured), and (C) provide Executive an opportunity to be heard prior to the final decision to terminate Executive’s employment hereunder for such “Cause”.
The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

        (b)    “Company Board” means the Board of Directors of the Company.
(c)    “Change in Control” shall have the meaning set forth in Parent’s 2021 Stock Incentive Plan (the “2021 Plan”) as in effect on the Effective Date, a copy of which is attached hereto as Exhibit B.
        (d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.
    (e)    “Good Reason” means the occurrence of any of the following events or conditions without Executive’s prior written consent:

(i)a material diminution in Executive’s title, authority, duties, or responsibilities, or a requirement that Executive report to a corporate officer other than the Chief Executive Officer of the Company, or following a Change in Control, the chief executive officer or the board of directors of the ultimate parent company of the surviving entity in such Change in Control that has at least one class of publicly traded securities listed on a national stock exchange;

(ii)a material diminution in Executive’s base compensation, unless such a reduction is imposed across-the-board to senior management of the Company;

(iii)a material change in the geographic location at which Executive must perform his duties that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or

(iv)any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.
    Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within sixty (60) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Executive’s termination by reason of resignation from employment with the Company for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30) day cure period.

    (f)    “Involuntary Termination” means (i) Executive’s termination of employment by reason of Executive’s discharge by the Company other than for Cause, or (ii) Executive’s termination of employment by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s termination of employment by reason of Executive’s death, or discharge by the Company following Executive’s Permanent Disability, or as a result of the winding up or bankruptcy of the Company, shall not constitute an Involuntary Termination.
    (g)    “Parent” means Connect Biopharma Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

        (h)    “Parent Board” means the Board of Directors of Parent.
(i)    Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have Executive examined by a physician chosen by the Company at the Company’s expense.
         (j)     “Separation from Service,” with respect to Executive, means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
        (k)    “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to Parent’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.
2.    Services to Be Rendered.
    (a)    Duties and Responsibilities. Executive shall serve as President of the Company and Parent. Executive shall perform such duties as are customarily associated with the position of President and such other duties as are assigned to Executive by the Chief Executive Officer or the Parent Board. Executive will perform the work assigned to him faithfully, diligently, and to the best of his ability. In the performance of his duties, Executive shall report directly to, and shall be subject to the direction of, the Chief Executive Officer and to such limits upon Executive’s authority as the Chief Executive Officer may from time to time impose. In the event of the Chief Executive Officer’s unavailability or incapacity, Executive shall report to the Company Board and the Parent Board. Executive shall serve as an officer of the Company or any subsidiary or affiliate thereof without any additional salary or compensation. Executive’s primary place of work shall be in San Diego, California. Executive will also be expected to travel to the Company’s locations as needed in connection with his duties. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

    (b)    Exclusive Services. Executive shall be employed by the Company on a full-time basis. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from (i) serving on industry, trade, civic, or charitable boards or committees; or (ii) managing personal, family and other investments; provided that such activities do not interfere with his duties to the Company, as determined in good faith by the Chief Executive Officer or the Parent Board.
3.Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.
(a)Base Salary. The Company shall pay to Executive an initial base salary of $500,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Parent Board or its designee.
(b)Annual Bonus. In addition to Executive’s base salary, Executive will be eligible to earn, for each fiscal year of the Company ending during the term of Executive’s employment with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the Parent Board. Executive’s target bonus under any such annual bonus plan shall be fifty percent (50%) of Executive’s base salary actually paid for the year to which such annual bonus relates (the “Target Bonus”). Executive’s actual annual bonus will be determined on the basis of Executive’s and/or the Company’s or its affiliates’ attainment of financial or other performance criteria established by the Parent Board or its designee in accordance with the terms and conditions of such bonus plan. Except as otherwise provided in this Agreement, Executive must be employed by the Company on the last day of the calendar year to which the bonus relates in order to be eligible to receive such annual bonus. Any annual bonus shall be paid to Executive between January 1 and March 15 of the calendar year following the calendar year to which it relates. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an annual bonus in any year, and that whether the Company pays Executive an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion. The annual performance bonus shall be prorated for any partial year of employment on the basis of a 365-day year.
(c)Equity Award. Subject to approval by the Parent Board, as soon as practicable following the Effective Date, Executive will be granted an option to purchase up to 1,772,489 ordinary shares of the Parent, par value $0.000174 per shares (the “Option”), which shares shall vest over a period of four years, with 25% of the shares subject to the Option vesting upon the first anniversary of the Effective Date and the remaining shares vesting in monthly installments thereafter, subject to Executive’s continuous service with the Company. The Option will be granted as an “inducement award” in compliance with Nasdaq requirements, and will be governed by the terms and conditions of the equity plan pursuant to which the Option is granted and Executive’s Option agreement. The Option will be a non-qualified stock option and will have a term of ten years, subject to earlier termination in the event of Executive’s termination of service as provided in the Option agreement and Section 4(b) below.

(d)Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, group health and other benefit plans, including, without limitation any retirement plan such as any 401(k) plan made available now or in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.
(e)Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to such applicable law and policies as the Company may from time to time establish, and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.
(f)Paid Time Off. Executive shall be entitled to paid time off (“PTO”) and holidays in accordance with the Company’s PTO policy and as otherwise provided for senior executive officers.
4.    Severance. Executive shall be entitled to receive benefits upon a termination of employment only as set forth in this Section 4:
(a)    At-Will Employment; Termination. Subject to this Section 4, the Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. In the event of Executive’s termination of employment for any reason, the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect, accrued and unused PTO, any annual bonus payable to Executive pursuant to Section 3(b) for any calendar year that has ended prior to the date of termination, to the extent not previously paid, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Involuntary Termination (the “Accrued Obligations”). Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.
(b)    Severance Upon Involuntary Termination. Subject to Sections 4(d) and 10(o) and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:
    (i)    Executive shall be entitled to receive severance pay in an amount equal to Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, multiplied by eighteen (18), which amount shall be payable in a lump sum on the date that is sixty (60) days following Executive’s Involuntary Termination;
    (ii)    Executive shall be entitled to receive additional severance pay in an amount equal to Executive’s Target Bonus for the calendar year in which such termination occurs, which amount shall be payable in a lump sum on the date that is sixty (60) days following Executive’s Involuntary Termination;
    (iii)     for the period beginning on the date of Executive’s Involuntary Termination and ending on the date which is eighteen (18) full months following the date of Executive’s Involuntary Termination (or, if earlier, (A) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (B) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if Executive and/or his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination elect COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to the monthly premium Executive and/or his covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Executive and/or his eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Executive’s Involuntary Termination). If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment (grossed up to account for taxes) for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately if Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment;
(iv)    Executive shall be entitled to accelerated vesting on the Release Effective Date of such number of outstanding and unvested time-based Stock Awards as would have vested during the twelve (12) months following Executive’s Involuntary Termination had Executive continued in employment or service with the Company during such period (and, for the avoidance of doubt, the accelerated vesting of any Stock Awards that are performance-based shall be governed by the terms of the applicable equity plan and stock award agreement pursuant to which they were granted);
(v)    Executive shall be entitled to exercise any vested Stock Awards (including any Stock Awards the vesting of which is accelerated pursuant to Sections 4(b)(iv)

and 4(b)(vi)) for twelve (12) months after the date of Executive’s Involuntary Termination (but in no event beyond the original outside expiration date of such Stock Awards); and
    (vi)    In the event Executive’s Involuntary Termination occurs during the period beginning two (2) months prior to the effective date of a Change in Control and ending twelve (12) months after such effective date, then, in addition to the severance benefits under Sections 4(b)(i), (4)(b)(ii), 4(b)(iii), and 4(b)(v), all of Executive’s time-based Stock Awards shall vest on an accelerated basis effective as of the later of (A) the Release Effective Date or (B) the date of such Change in Control (and, for the avoidance of doubt, the accelerated vesting of any Stock Awards that are performance-based shall be governed by the terms of the applicable equity plan and stock award agreement pursuant to which they were granted).
The foregoing provisions are hereby deemed to be a part of each Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by this Section 4(b)).
(c)    Termination for Cause, Voluntary Resignation Without Good Reason, Death or Termination for Permanent Disability. In the event of Executive’s termination of employment as a result of Executive’s termination by the Company for Cause, Executive’s resignation without Good Reason, Executive’s death or Executive’s termination of employment following Executive’s Permanent Disability, the Company Group shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company Group under the circumstances, whether at law or in equity.
(d)    Preconditions to Receipt of Post-Termination Benefits. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 4(b), Executive shall execute and not revoke a general release of all claims in favor of the Company Group and its affiliates in substantially the form attached hereto as Exhibit A (the “Release”). The date on which the Release becomes effective is referred to herein as the “Release Effective Date.” In the event the Release Effective Date does not occur within the fifty-five (55) day period following the date of Executive’s Involuntary Termination, Executive shall not be entitled to the aforesaid payments and benefits.
        (e)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of Executive’s termination of employment with the Company Group, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.

        (f)    No Mitigation. Except as otherwise provided in Section 4(b)(iii) above, Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company Group or its affiliates may be offset by the Company Group or its affiliates against amounts payable to Executive under this Section 4.
(g)    Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company Group’s behalf. Upon Executive’s termination of employment in any manner, as a condition to Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company Group’s business, and all other property belonging to the Company Group, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company Group. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(g) prior to the receipt of any severance benefits described in this Agreement.
(h)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any Company Group.
5.    Certain Covenants.

(a)Noncompetition. Except as may otherwise be approved by the Chief Executive Officer or the Parent Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Chief Executive Officer or the Parent Board) with the Company Group’s business in such county, city or part thereof, so long as the Company Group, or any successor in interest of the Company Group to the business and goodwill of the Company Group, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.
(b)Proprietary Information and Inventions Agreement. Executive and the Company have entered into the Company’s standard proprietary information and inventions assignment agreement (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.
(c)Solicitation of Employees. During the term of Executive’s employment or service and for one (1) year thereafter, Executive will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company Group or its affiliates to terminate his relationship with the Company Group or its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company Group or its affiliates to leave the Company Group or such affiliates for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company Group; provided that the foregoing shall not affect any responsibility Executive may have as an employee of the Company Group with respect to the bona fide hiring and firing of Company Group personnel.
(d)Nondisparagement. Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about any member of the Company Group or their respective board members, officers, employees or businesses. The Company agrees that neither the Company Board members, the Parent Board members nor any executive officers of Parent or the Company shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s spouse, legal or tax advisors) the terms of this Agreement.
(e)Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company Group shall have, in addition to the right to cease any post-termination benefits under Section 4(b), the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company Group under law or in equity:
(i)Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company Group and that money damages will not provide adequate remedy to the Company Group; and
(ii)Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company Group all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company Group against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’

fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.
(f)    Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
(g)    Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. In addition, nothing in this Agreement or the Proprietary Information and Inventions Agreement shall prevent Executive from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful.
(h)    Definitions. For purposes of this Section 5, the term “Company” means not only Connect Biopharm LLC, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Connect Biopharm LLC, including all members of the Company Group.
6.    Insurance; Indemnification.
    (a)    Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.
    (b)    Indemnification. Executive will be provided with indemnification against third party lawsuits, demands or claims related to his work for the Company Group to the fullest extent permitted by applicable law and pursuant to any Company bylaws. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other executive officers.
7.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego County, California, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Executive upon request. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.) (or any similar statute of an applicable jurisdiction). If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. All costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing and/or any similar state agency in any applicable jurisdiction. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial. Executive further waives his right to pursue claims against the Company on a class basis; provided, however, that Executive does not waive his right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.
8.    General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.
9.    Parachute Payments.
    (a)    Best Pay Provision. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to Executive on an after-tax basis, the Parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of

Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on Executive under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
(b)    Determinations. All determinations regarding the application of this Section 9 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this Section 9 shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.
10.    Miscellaneous.
(a)    Entire Agreement; Modification. This Agreement and the Proprietary Information and Inventions Agreement (and the other documents referenced therein) set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter, including any offer letter or employment agreement between the Company and Executive. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)    Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7, 9, and 10 of this Agreement shall survive Executive’s termination of employment.
(d)    Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(e)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(f)    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
(g)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
(h)    Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i)    Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof. Any action brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process in any manner authorized by California law.
(j)    Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
(k)    Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
(l)    Counterparts; .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by .pdf file and upon such delivery the .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
(m)    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
(n)    Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
(o)    Code Section 409A.
        (i)    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this

Agreement that constitute “deferred compensation” within the meaning of Section 409A that are payable upon termination of employment shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Section 409A. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.
        (ii)    If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits under this Agreement constitute “deferred compensation” under Section 409A and Executive is, on the date of Executive’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, to the extent that the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 10(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(iii)To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.
(iv)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
(v)In the event that the amounts payable under Section 4 constitute “deferred compensation” under Section 409A and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such section or (B) the first business day of the taxable year following Executive’s Separation from Service.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
                    Connect Biopharm LLC

                    By:
                        Name:     Steven Chan
                        Title:     Chief Financial Officer

                    Executive

                        David Szekeres

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A
Form of Release of Claims
[Attached]

EXHIBIT A
RELEASE OF CLAIMS
This Release of Claims (“Release”) is made by and between David Szekeres (“Executive”) and Connect Biopharm LLC (the “Company”). Capitalized terms used but not defined in this Release shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Company and Executive have previously entered into that certain Employment Agreement, effective as of June 12, 2024 (the “Employment Agreement”); and
WHEREAS, in connection with Executive’s termination of employment with the Company effective [________], 20[__], the parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below).
NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Release, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.    Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive the Accrued Obligations described in Section 4(a) of the Employment Agreement, subject to and in accordance with the terms thereof.
    2.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims (as defined below), the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, the Company Group, any of their direct or indirect subsidiaries, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) related to Executive’s employment or service with the Company Group or termination therefrom. Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Release relating to Executive’s employment or service with the Company Group or termination therefrom, including, without limitation:

(a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and affiliates and the termination of that relationship;
    (b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company, Parent or any other member of the Company Group, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
    (c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
    (d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.;
    (e)    any and all claims for violation of the federal or any state constitution;
    (f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
    (g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release;
(h)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and
    (i)    any and all claims for attorneys’ fees and costs.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
    EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims for indemnity under the bylaws of the Company, as provided for by California or Delaware law or under any applicable indemnification agreement or insurance policy with respect to Executive’s liability as an employee, director or officer of the Company, claims to any benefit entitlements vested as the date of separation of Executive’s employment pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This Release further does not release claims for the Company’s breach of its executory obligations under Section 4 of the Employment Agreement. This Release does not prevent Executive from cooperating with an investigation conducted by any such governmental agencies, including without limitation the National Labor Relations Board (the “NLRB”). Nothing herein will prevent Executive from participating in an activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. The claims described in this paragraph are referred to as the “Retained Claims.”
3.    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this Release is knowing and voluntary. Executive understands and agrees that this Release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Release. Executive understands and acknowledges that the consideration given for this Release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive has the right to and should consult with an attorney prior to executing this Release; (b) Executive has [twenty-one (21)] days within which to consider this Release, and the parties agree that such time period to review this Release shall not be extended upon any material or immaterial changes to this Release; (c) Executive has seven (7) business days following Executive’s execution of this Release to revoke this Release pursuant to written notice to the [General Counsel] of the Company; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Company in less than the [twenty-one (21)] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release. This Release will become effective on the day immediately following the seventh (7th) business day after Executive signed this Release (the “Effective Date”). Executive further understands that Executive will not be given any severance benefits under Section 4(b) of the Employment Agreement unless this Release is effective on or before the date that is fifty-five (55) days following the date of Executive’s termination of employment.
4.    Terminations; Resignations. Executive hereby confirms his termination from all offices, directorships and other positions, if any, then held with the Company or the Company Group, effective as of the date of Executive’s termination of employment, and shall take all actions reasonably requested by the Company to effectuate the foregoing.
5.    Executive Representations. Executive represents and warrants that:
        (a)    Executive has surrendered to the Company all lists, books and records of, or in connection with, the Company Group’s business, and all other property belonging to the Company Group, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company Group.
        (b)    Executive is not owed wages, commissions, bonuses or other compensation, other than the Accrued Obligations and as set forth in Section 4(b) of the Employment Agreement.
        (c)    During the course of Executive’s employment, Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law.
6.    Confirmation of Continuing Obligations. Executive hereby expressly reaffirms his continuing obligations under Section 5 of the Employment Agreement and the Proprietary Information and Inventions Agreement, and Executive acknowledges that such obligations shall survive his termination of employment.
7.    No Assignment. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any claim that Executive may have against the Releasees.

8.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.
9.    Governing Law; Venue. This Release shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof. Any action brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process in any manner authorized by California law.
10.    Dispute Resolution. All disputes under this Release shall be governed by Section 7 of the Employment Agreement.
11.    Entire Agreement; Modification. This Release, the Employment Agreement and the Proprietary Information and Inventions Agreement (and the other documents referenced therein) set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
12.    Counterparts; .pdf Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by .pdf file and upon such delivery the.pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
13.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Executive has been represented in the preparation, negotiation, and execution of this Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Release.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the respective dates set forth below.

                    Executive

Date:                     By:
                        Print Name:

    Connect Biopharm LLC

Date:                     By:
                        Name:
                        Title:

Exhibit B
2021 Stock Incentive Plan
[Attached]